Exhibit 99.2
CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(in thousands except share and per share amounts)
The following discussion and analysis of financial condition and results of operations of Corporate Property Associates 14 Incorporated should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2005. As used in our Annual Report on Form 10-K, the terms “the Company,” “we,” “us” and “our” include Corporate Property Associates 14 Incorporated, its consolidated subsidiaries and predecessors, unless otherwise indicated. The following discussion includes forward-looking statements. Forward-looking statements, which are based on certain assumptions, describe future plans, strategies and our expectations. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seeks,” “plans” or similar expressions. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees, and speak only as of the date they are made. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievement to be materially different from the results of operations or plan expressed or implied by such forward looking statements. While we cannot predict all of the risks and uncertainties, they include, but are not limited to, those described in Item 1A of our Annual Report on Form 10-K. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or our objectives and plans will be achieved.
EXECUTIVE OVERVIEW
Business Overview
As described in more detail in Item 1 of our Annual Report on Form 10-K, we are a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally. The primary source of our revenue is earned from leasing real estate, primarily on a triple net lease basis. We were formed in 1997 and are managed by W. P. Carey & Co. LLC and its subsidiaries (collectively, the “advisor”). As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements relating to the nature of our income, the level of our distributions and other factors.
Current Developments and Trends
Significant business developments that occurred during 2005 are detailed in Item 1 — Significant Developments During 2005 as included in our Annual Report on Form 10-K.
Current trends include:
We believe that the low long-term treasury rate by historical standards has created greater investor demand for yield-based investments, such as triple net leased real estate, thus creating increased capital flows and a more competitive investment environment.
Increases in long term interest rates would likely cause the value of our real estate assets to decrease. Increases in interest rates may also have an impact on the credit quality of certain tenants. Rising interest rates would likely cause an increase in inflation and a corresponding increase in the Consumer Price Index (“CPI”). To the extent that the CPI increases, additional rental income streams may be generated for leases with CPI adjustment triggers. In addition, we constantly evaluate our debt exposure and to the extent that opportunities exist to refinance and lock in lower interest rates over a longer term, we may be able to reduce our exposure to short term interest rate fluctuation.
We have foreign operations and as such are subject to risk from the effects of exchange rate movements in foreign currencies. We benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies. Since December 31, 2004, the U.S. dollar has strengthened which has had an adverse impact on our results of operations and will continue to have such an impact while such strengthening continues.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
Companies in automotive related industries (manufacturing, parts, services, etc.) are currently experiencing a challenging environment, which has resulted in several companies filing for bankruptcy protection recently. We currently have six tenants in the auto industry, of which three have filed voluntary petitions of bankruptcy during the year ended December 31, 2005. The tenants who have filed for bankruptcy protection have not indicated whether they will affirm their leases. In 2005, these six tenants accounted for annual lease revenues of approximately $14,056 and income from equity investments of $819 and have an aggregate carrying value of $115,296 as of December 31, 2005. Of these totals, the three tenants that filed for bankruptcy protection account for approximately $8,790 of lease revenues during 2005 and $68,752 of carrying value at December 31, 2005. If conditions in this industry worsen, additional tenants may file for bankruptcy protection and may disaffirm their leases as part of their bankruptcy reorganization plans. The net result of these trends may have an adverse impact on our results of operations.
For the year ended December 31, 2005, cash flow generated from operations and equity investments was sufficient to fund distributions paid to shareholders and minority partners and scheduled mortgage principal payments.
How We Earn Revenue
The primary source of our revenue is from leasing real estate. We invest in and own commercial properties that are then leased to companies domestically and internationally, primarily on a triple net lease basis. Revenue is subject to fluctuation because of lease expirations, lease terminations, the timing of new lease transactions and sales of property.
How Management Evaluates Results of Operations
Management evaluates our results with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to our shareholders and overall property appreciation. As a result, management’s assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flow, and to other noncash charges such as depreciation and impairment charges. In evaluating cash flow from operations, management includes equity distributions that are included in investing activities to the extent that the distributions in excess of equity income are the result of noncash charges such as depreciation and amortization. Management does not consider unrealized gains and losses resulting from short-term foreign currency fluctuations or derivative instruments when evaluating our ability to fund distributions. Management’s evaluation of our potential for generating cash flow includes its assessment of the long-term sustainability of our real estate portfolio.
Our operations consist of the investment in and the leasing of commercial real estate. Management’s evaluation of the sources of lease revenues for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Rental income	$113,427	$110,807	$105,861
Interest income from direct financing leases	14,112	13,430	13,010

	$127,539	$124,237	$118,871

For the years ended December 31, 2005, 2004 and 2003, we earned net lease revenues (i.e., rental income and interest income from direct financing leases) from our direct ownership of real estate from the following lease obligations:

	2005	%	2004	%	2003	%
Carrefour France, SAS (a) (b)	$14,460	11%	$13,696	11%	$11,597	10%
Petsmart, Inc. (c)	8,303	6	8,303	7	8,303	7
Federal Express Corporation (c)	6,742	5	6,669	5	6,596	5
Nortel Networks Limited	6,001	5	6,001	5	6,001	5
Atrium Companies, Inc.	4,787	4	4,574	4	4,457	4
Caremark Rx, Inc.	4,300	3	4,300	3	4,300	4
Tower Automotive, Inc. (d)	4,099	3	3,895	3	3,895	3
Katun Corporation (b)	3,815	3	3,815	3	3,739	3
Dick’s Sporting Goods, Inc.	3,697	3	3,811	3	3,811	3
McLane Company Food Service Inc.	3,601	3	3,560	3	3,522	3
Metaldyne Company LLC	3,553	3	3,307	3	3,207	3

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)

	2005	%	2004	%	2003	%
Collins & Aikman Corporation	3,473	3	3,373	3	3,296	3
Perkin Elmer, Inc. (b)	3,370	3	3,394	3	2,985	2
APW North America Inc.	3,027	2	2,954	2	2,857	2
Amerix Corp.	2,569	2	2,497	2	2,477	2
Gibson Guitar Corp.	2,566	2	2,529	2	2,489	2
Builders FirstSource, Inc.	2,521	2	2,497	2	2,425	2
Gerber Scientific, Inc.	2,361	2	2,276	2	2,202	2
Waddington North America, Inc.	2,321	2	2,280	2	2,038	2
Buffets, Inc.	2,280	2	2,272	2	2,224	2
Institutional Jobbers Company	2,271	2	2,271	2	2,271	2
Best Buy Co.	2,235	2	2,004	2	2,004	2
Consolidated Theatres Holding, G.P.	2,092	2	1,759	1	1,733	1
Career Education Corp. (e)	2,018	1	1,967	1	978	1
Other (c) (b)	31,077	24	30,233	24	29,464	25

	$127,539	100%	$124,237	100%	$118,871	100%

(a)	An expansion at this property was completed in July 2003. An additional expansion was completed in July 2005.

(b)	Revenue amounts are subject to fluctuations in foreign currency exchange rates.

(c)	Includes lease revenues applicable to minority interests. Minority interests included in the consolidated amounts above total $8,040, $7,975 and $7,838 for the years ended December 31, 2005, 2004 and 2003, respectively.

(d)	Tower Automotive filed for Chapter 11 bankruptcy protection in February 2005.

(e)	Investment was placed into service in June 2003.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
We recognize income from equity investments of which lease revenues are a significant component. Our ownership interests range from 11.54% to 50%. For the years ended December 31, 2005, 2004 and 2003, our share of net lease revenues in the following lease obligations is as follows:

	2005	%	2004	%	2003	%
Starmark Camhood, L.L.C. (a)	$7,461	22%	$7,492	22%	$6,713	22%
Clear Channel Communications, Inc.	5,660	16	5,660	17	5,660	18
True Value Company (b)	5,065	14	5,065	15	5,065	17
Advanced Micro Devices, Inc. (b)	3,484	10	3,259	10	3,259	11
Mercury Partners and U-Haul Moving Partners (c)	3,294	9	2,215	7	—	—
Applied Materials, Inc.	3,277	9	3,249	10	3,097	10
CheckFree Holdings, Inc. (b)	2,247	6	2,180	6	2,128	7
Special Devices, Inc. (b)	2,088	6	2,039	6	1,995	6
Compucom Systems, Inc. (b)	1,489	4	1,408	4	1,408	5
Textron, Inc.	1,333	4	1,240	3	1,240	4
Dick’s Sporting Goods, Inc. (d)	113	—	—	—	—	—

	$35,511	100%	$33,807	100%	$30,565	100%

(a)	The Starmark interest was acquired in February 2003.

(b)	Increase is due to a rent increase.

(c)	Interest in this investment was acquired in April 2004.

(d)	Investment reclassified to an equity investment in November 2005 as a result of a transaction with CPA®:16 — Global.
RESULTS OF OPERATIONS
Lease Revenues
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, lease revenues (rental income and interest income from direct financing leases) increased by $3,302 primarily as a result of $2,925 from rent increases at several properties. Rent from new leases and renewals at existing properties also contributed to the increase. Our leases generally have rent increases based on formulas indexed to increases in the CPI or other indices for the jurisdiction in which the property is located, sales overrides or other periodic increases, which are designed to increase lease revenues in the future.
Recent lease activity includes:
—	In February 2005, a tenant exercised a five-year renewal option on its lease for property in California, which resulted in an increase in annual lease revenue of approximately $250.

—	In July 2005, we acquired a $1,993 expansion at an existing property in France, which will generate additional annual rent of approximately $180 subject to fluctuations in foreign exchange rates.

—	In September 2005, we entered into a net lease agreement with a new tenant for the remaining space in a property in Utah, which had been partially vacant. We expect this lease to generate annual lease revenues of approximately $490 upon completion of improvements at the property.

—	In December 2005, we entered into a transaction with CPA®:16 — Global, an affiliate, where CPA®:16 — Global acquired a 55.1% interest in our property leased to Dick’s Sporting Goods, Inc. In connection with this transaction, we have reclassified this property as an equity investment.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
—	During 2005, our tenants Tower Automotive, Collins and Aikman and Meridian Automotive, which combined contributed approximately $4,100, $3,475 and $1,215 in 2005 lease revenues, respectively, filed for bankruptcy protection. We cannot predict whether either company will affirm or terminate its lease in connection with its bankruptcy reorganization.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, lease revenues increased by $5,366 primarily as a result of the completion of several build-to-suit projects ($2,094), scheduled rent increases ($1,806), new leases ($1,158) and the impact of favorable changes in foreign exchange rates on rents from foreign properties ($1,669). These increases were partially offset by a $1,337 decrease in lease revenues due to the termination of two leases in 2003.
Other Operating Income
Other operating income generally consists of costs reimbursable by tenants, lease termination payments and other non-rent related revenues including, but not limited to, settlements of claims against former lessees. We receive settlements in the ordinary course of business; however, the timing and amount of such settlements cannot always be estimated. Reimbursable costs are recorded as both income and property expense and, therefore, have no impact on net income.
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, other operating income increased $832, primarily due to an increase in reimbursable tenant costs.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, other operating income decreased $2,557, primarily due to the recognition of $2,588 from the forfeiture of a security deposit in 2003.
Property Expense
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, property expense increased by $2,462 primarily due to an increase in asset management and performance fees of $1,030, an increase in reimbursable tenant costs of $948, professional fees and other costs totaling $185 related to two underperforming properties and a $188 repair expenditure at a property in California.
The increase in the asset management and performance fees paid to the advisor are a result of increases in property values pursuant to the annual third party valuation of our portfolio as of December 31, 2004. We incurred legal and other costs in 2005 related to properties leased to Collins & Aikman and Tower Automotive as both tenants filed for bankruptcy protection in 2005. Actual recoveries of reimbursable tenant costs are recorded as both revenue and expense and therefore have no impact on net income.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, property expense increased by $1,548, primarily due to a $1,980 increase in asset management and performance fees which was the result of both the growth of our asset base and the appreciation of existing properties as determined by the initial third party valuation of our portfolio as of December 31, 2003. This increase was partially offset by lower provisions for uncollected rents.
General and Administrative Expenses
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, general and administrative expenses increased by $225 as a result of an increase in our share of rental expenses under an office-sharing agreement and an increase in investor related costs, including printing and proxy solicitation costs. These increases were partially offset by a reduction in accounting fees as, pursuant to recently clarified SEC interpretations, we are no longer considered an accelerated filer and therefore are not required to perform compliance testing under the Sarbanes-Oxley Act until 2007.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, general and administrative expenses decreased by $2,253, primarily due to a $1,583 reduction in payments to broker dealers, which reflected the discontinuance of payments to a broker dealer of account maintenance fees. These account maintenance fees are among the payments that are a subject of the SEC investigation described in Item 3 — Legal Proceedings of our Annual Report on Form 10-K. General and administrative expenses also benefited from a $231 decline in expenses of WPC allocated to us due to a decline in time dedicated to us by WPC employees, and a $196 reduction in acquisition expenses. The foregoing effects were offset in part by increased state and local income taxes.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
Impairment Charges
During 2003, we recognized impairment charges of $3,103, primarily related to a $2,900 charge on the property in Gardena, California formerly leased to Scott Companies Inc. This property was written down to its estimated fair value following Scott’s default on its lease.
Income from Equity Investments
Income from equity investments represents our proportionate share of net income (revenue less expenses) from investments entered into with affiliates or third parties in which we have been deemed to have a non-controlling interest but exercise significant influence.
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, income from equity investments increased by $1,494 primarily due to $743 from rent increases at several properties, $456 from the full-year effect of an acquisition in April 2004 of an 11.54% interest in a limited partnership which purchased 78 self-storage and truck leasing facilities leased under the U-Haul brand name and $92 from the reclassification of our investment in Dick’s Sporting Goods.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, income from equity investments increased by $1,312 primarily due to $652 from our April 2004 investment in facilities leased under the U-Haul brand name, $309 from the full year effect of our investment in Starmark Camhood, LLC in February 2003 and $258 from rent increases at several properties.
Gain (Loss) on Derivative Instruments, Net
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, gain on derivative instruments, net increased by $5,990 primarily as a result of realized and unrealized gains on common stock warrants and a change in the value of an interest rate swap. In April 2005, we recognized a realized gain of $2,192 on common stock warrants as a result of the completion of a redemption transaction by American Tire Distributors, Inc. of its outstanding warrants. We recognized an unrealized gain of $2,548 in the fourth quarter of 2005 on common stock warrants in PW Eagle, Inc. as the result of increases in PW Eagle’s stock price. In December 2005 we exercised our option to convert the PW Eagle warrants into common stock. During 2005, we recognized an unrealized gain of $426 on an interest rate swap contract that does not qualify as a hedge for financial accounting purposes, as compared with a $655 unrealized loss in 2004.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, loss on derivative instruments, net increased by $699, primarily as the result of the $655 unrealized loss on the interest rate swap contract and declines in the value of several common stock warrants.
Gain (Loss) on Foreign Currency Transactions, Net
2005 VS. 2004 — For the year ended December 31, 2005, we recognized a net loss on foreign currency transactions of $446 as compared with a gain of $1,438 for the year ended December 31, 2004. The loss is primarily due to the strengthening of the U.S. dollar during 2005 and is partially offset by realized gains on the transfer of cash from foreign subsidiaries.
2004 VS. 2003 — For the year ended December 31, 2004, we recognized a gain on foreign currency of $1,438 as compared with a gain of $1,040 for the year ended December 31, 2003. These gains, primarily resulting from the transfer of cash from foreign subsidiaries, reflect the weakening of the U.S. dollar throughout 2003 and 2004.
Interest Expense
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, interest expense decreased by $234 primarily due to $571 in lower interest payments resulting from a reduction in mortgage notes payable of $17,136 from paying scheduled principal payments, prepayment of mortgage principal obligations and defeasance of the Dick’s Sporting Goods mortgage as well as a $419 decrease in interest on deferred acquisition fees as a result of making the January 2005 deferred acquisition fee installment payment. These decreases were partially offset by a charge on extinguishment of debt of $784 in the fourth quarter of 2005 in connection with the defeasance of the mortgage collateralized by the Dick’s Sporting Goods property.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, interest expense increased $1,100 primarily due to interest on new mortgages obtained in 2003 and increases in foreign currency exchanges rates for the Euro and the British Pound. These increases were partially offset by an $11,046 reduction in mortgage notes payable balances as a result of making scheduled mortgage principal payments. During 2003, we obtained $27,477 of new mortgages collateralized by properties leased to Carrefour, Career Education Group and UTI Holdings.
Income from Discontinued Operations
Included in income from discontinued operations for 2005, 2004 and 2003 are the results of operations of properties in California and Minnesota. The California property was sold in February 2005, at which time we recognized a gain of $196.
Net Income
2005 VS. 2004 — For the years ended December 31, 2005 and 2004, net income increased $8,309, primarily due to increases in lease revenue and income from equity investments totaling $4,796 and a $5,990 increase in gain (loss) on derivative instruments, net. These increases were partially offset by an increase in property expense of $2,462. These variances are described above.
2004 VS. 2003 — For the years ended December 31, 2004 and 2003, net income increased $5,120, primarily due to an increase in total revenues of $2,809 in 2004 and the recognition of impairment charges on real estate of $3,103 in 2003, both of which are described above.
FINANCIAL CONDITION
Uses of Cash During the Year
There has been no material change in our financial condition since December 31, 2004. Cash and cash equivalents totaled $37,871 as of December 31, 2005, an increase of $1,476 from the December 31, 2004 balance. Management believes that we have sufficient cash balances to meet our working capital needs. Our use of cash during the period is described below.
Operating Activities
In evaluating cash flow from operations, management includes cash flow from our equity distributions that are included in investing activities. For the year ended December 31, 2005, cash flows from operating activities and equity investments of $72,732 were sufficient to pay distributions to shareholders of $51,905, meet scheduled mortgage principal installments of $12,433 and distribute $3,579 to minority interest partners.
Investing Activities
Our investing activities are generally comprised of real estate transactions (purchases and sales), payment of our annual installment of deferred acquisition fees and capitalized property related costs. Proceeds from the sale of securities included $7,000 from the sale of auction-rate securities and $2,432 from the sale of warrants in connection with the completion of a redemption transaction by American Tire Distributors, Inc. of its outstanding warrants. Proceeds from the sale of real estate include $4,116 from the sale of a property in California and $1,625 from the sale of excess land at an existing property in Minnesota. During 2005, we used $1,993 to acquire an expansion at a property in France and $1,229 to fund tenant improvements for a new lessee and acquire land in Utah. The annual installment of deferred acquisition fees is paid to the advisor each January and was $3,420 in 2005.
Financing Activities
In addition to making scheduled mortgage principal payments, paying distributions to shareholders and minority partners, we used $4,702 to defease the mortgage collateralized by the Dick’s Sporting Goods property, sales proceeds of $2,184 from the sale of property in California to pay off an outstanding mortgage principal balance and sales proceeds of $1,625 from the sale of excess land in Minnesota to reduce the outstanding mortgage principal balance on this property. During 2005, we used $8,972 to purchase treasury

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
shares through a redemption plan which allows shareholders to sell shares back to us, subject to certain limitations. We also obtained $6,697 as a result of issuing shares through our Distribution Reinvestment and Share Purchase Plan.
We hold a participation in a mortgage pool consisting of $172,335 of mortgage debt collateralized by properties and lease assignments on properties owned by us and three affiliates. With these affiliates, we also purchased subordinated interests of $24,129 in which we own a 25% interest. The subordinated interests are payable only after all other classes of ownership receive their stated interest and related principal payments. The subordinated interests, therefore, could be affected by any defaults or nonpayment by lessees. As of December 31, 2005, there have been no defaults.
Cash Resources
As of December 31, 2005, we have $37,871 of cash and cash equivalents that can be used for working capital needs and other commitments and may be used for future real estate investments. In addition, debt may be incurred on unleveraged properties with a carrying value of $56,299 as of December 31, 2005 and any proceeds may be used to finance future real estate investments.
We expect cash flows from operating activities to be affected by several factors in 2006 including:
—	A reduction in interest expense from the prepayment of outstanding mortgage obligations in 2005 and 2006, which we anticipate will generate savings of approximately $1,650.

—	A reduction in lease revenues of approximately $1,500 following the sale of a property in May 2006, which contributed approximately $2,420 in annual lease revenues, partially offset by recent lease activity at several properties which we expect will contribute an additional cash flow of approximately $920.

—	Scheduled rent increases on several properties during 2005 and 2006 should result in additional cash from operations.
Cash Requirements
During the next twelve months, cash requirements will include scheduled mortgage principal payment installments, a mortgage balloon payment of $10,299 in June 2006, which represents our pro rata share of a mortgage obligation from an equity investment, and paying distributions to shareholders and minority partners as well as other normal recurring operating expenses. Proceeds from the sale of a property in May 2006 were used to repay the mortgage obligation on the property which totaled $11,631. We may also seek to use our cash to make new investments to further diversify our portfolio and maintain cash balances sufficient to meet working capital needs. Based on our current cash balances, we may use existing cash reserves to satisfy future balloon payment obligations.
AGGREGATE CONTRACTUAL AGREEMENTS
The table below summarizes our contractual obligations as of December 31, 2005 and the effect that such obligations are expected to have on our liquidity and cash flow in future periods.

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Mortgage notes payable — Principal	$663,098	$12,478	$33,004	$125,516	$492,100
Mortgage notes payable — Interest	307,500	49,263	95,464	84,289	78,484
Deferred acquisition fees — Principal	16,423	3,514	6,759	4,668	1,482
Deferred acquisition fees — Interest	3,013	985	1,338	571	119
Subordinated disposition fees (1)	412	—	—	—	412
Operating leases (2)	6,790	424	1,150	1,276	3,940

	$997,236	$66,664	$137,715	$216,320	$576,537

(1)	Payable to the advisor, subject to meeting contingencies, in connection with any liquidity event.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)

(2)	Operating lease obligations consist primarily of our share of minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Such amounts are allocated among the entities based on gross revenues and are adjusted quarterly.
Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies as of December 31, 2005.
As of December 31, 2005, we have no material capital lease obligations for which we are the lessee, either individually or in the aggregate.
In connection with the purchase of our properties, we require the sellers to perform environmental reviews. We believe, based on the results of such reviews, that our properties were in substantial compliance with Federal and state environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with either leakage from underground storage tanks, surface spills from facility activities or historical on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties with provisions of such indemnification specifically addressing environmental matters. The leases generally include provisions which allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of the leases allow us to require financial assurances from tenants such as performance bonds or letters of credit if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of any environmental matter should not have a material adverse effect on our financial condition, liquidity or results of operations.
SUBSEQUENT EVENTS
In December 2005, we completed a cashless exercise of common stock warrants in PW Eagle, Inc. Between January and March 2006, we sold substantially all of the shares we received in PW Eagle for net proceeds of $2,797, and expect to recognize a loss of approximately $65 on these sales.
In January 2006 the advisor entered into a co-operation agreement with Starmark Holdings L.L.C. (“Starmark”) (formerly the parent of Starmark Camhood L.L.C.) covering several properties owned by us and certain of our affiliates and leased to Starmark under a master lease. Under this cooperation agreement, the advisor, on behalf of ourselves and our affiliates, has agreed to co-operate in Starmark’s efforts to sell its existing individual leasehold interests to third parties and restructure the lease agreements. Additionally, Starmark’s financial covenants have been replaced by certain payment restrictions and an agreement to reserve certain of the proceeds of sale of the leasehold interests and other Starmark properties to cover certain costs we incurred in connection with transactions under the co-operation agreement.
RECLASSIFICATION (SUBSEQUENT EVENT)
Subsequent to the filing of our Annual Report on Form 10-K on March 24, 2006, we entered into a contract to sell a property that was classified as held for use and reported as continuing operations at December 31, 2005. Therefore, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the accompanying consolidated statements of income have been restated and the net results of operations of this property have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2005, 2004 and 2003. The net effect of the reclassification represents a $1,014, or 2%, $981, or 3% and $990, or 3%, decrease in our previously reported income from continuing operations for the years ended December 31, 2005, 2004 and 2003, respectively. There is no effect on our previously reported net income, financial condition or cash flows.
CRITICAL ACCOUNTING ESTIMATES
Our significant accounting policies are described in Note 2 to the consolidated financial statements. Many of these accounting policies require certain judgment and the use of certain estimates and assumptions when applying these policies in the preparation of our

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.
Classification of Real Estate Assets
We classify our directly owned leased assets for financial reporting purposes as either real estate leased under the operating method or net investment in direct financing leases at the inception of a lease or when significant lease terms are amended. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. In determining the classification of a lease, we use estimates of remaining economic life provided by third party appraisals of the leased assets. The calculation of the present value of future minimum rents includes determining a lease’s implicit interest rate, which requires an estimate of the residual value of leased assets as of the end of the non-cancelable lease term. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however the classification is based on accounting pronouncements which are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. Management believes that it retains certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not depreciated and, therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.
Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions
In connection with the acquisition of properties, purchase costs will be allocated to tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of tangible assets, consisting of land, buildings and tenant improvements, will be determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships will be recorded at their relative fair values. Below-market value of leases will also be recorded at their relative fair values and will be included in other liabilities in the accompanying financial statements.
The value attributed to tangible assets will be determined in part using a discount cash flow model which is intended to approximate what a third party would pay to purchase the property as vacant and rent at current “market” rates. In applying the model, we will assume that the disinterested party would sell the property at the end of a market lease term. Assumptions used in the model will be property-specific as it is available; however, when certain necessary information is not available, we will use available regional and property-type information. Assumptions and estimates will include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of such rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.
Above-market and below-market lease intangibles will be based on the difference between the market rent and the contractual rents and will be discounted to a present value using an interest rate reflecting our assessment of the risk associated with the lease acquired. If we acquire properties subject to net leases, we will consider the credit of the lessee in negotiating the initial rent.
The total amount of other intangibles is allocated to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. Characteristics we consider in allocating these values include the expectation of lease renewals, nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant and the tenant’s credit quality, among other factors. Intangibles for above-market and below-market leases, in-place lease intangibles and tenant relationships are amortized over their estimated useful lives. In the event that a lease is terminated, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, are charged to expense.
Factors considered include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs, expectation of funding tenant improvements and estimates of lost rentals at market rates during the hypothetical expected lease-

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
up periods, based on assessments of specific market conditions. Estimated costs to execute leases include commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property.
Basis of Consolidation
The consolidated financial statements include our accounts and our wholly owned subsidiaries. At December 31, 2005, we are not the primary beneficiary of any variable interest entity (“VIE”). All material inter-entity transactions have been eliminated.
For acquisitions of an interest in an entity or newly formed joint venture or limited liability company, we evaluate the entity to determine if the entity is deemed a VIE, and if we are deemed to be the primary beneficiary, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). Entities that meet one or more of the criteria listed below are considered VIEs.
—	Our equity investment is not sufficient to allow the entity to finance its activities without additional third party financing;

—	We do not have the direct or indirect ability to make decisions about the entity’s business;

—	We are not obligated to absorb the expected losses of the entity;

—	We do not have the right to receive the expected residual returns of the entity; and

—	Our voting rights are not proportionate to our economic interests, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.
We consolidate the entities that are VIEs when we are deemed to be the primary beneficiary of the VIE. For entities where we are not deemed to be the primary beneficiary of the VIE and our ownership is 50% or less and we have the ability to exercise significant influence as well as jointly-controlled tenancy-in-common interests we use the equity accounting method, i.e. at cost, increased or decreased by our share of earnings or losses, less distributions. When events occur, we will reconsider our determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations.
Impairments
Impairment charges may be recognized on long-lived assets, including but not limited to, real estate, direct financing leases, equity investments and assets held for sale. Estimates and judgments are used when evaluating whether these assets are impaired. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, we perform projections of undiscounted cash flows, and if such cash flows are insufficient, the assets are adjusted (i.e., written down) to their estimated fair value. An analysis of whether a real estate asset has been impaired requires us to make our best estimate of market rents, residual values and holding periods. In our evaluations, we generally obtain market information from outside sources; however, such information requires us to determine whether the information received is appropriate to the circumstances. As our investment objective is to hold properties on a long-term basis, holding periods used in the analyses generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We will consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. Because in most cases, each of our properties is leased to one tenant, we are more likely to incur significant writedowns when circumstances change because of the possibility that a property will be vacated in its entirety and, therefore, it is different from the risks related to leasing and managing multi-tenant properties. Events or changes in circumstances can result in further noncash writedowns and impact the gain or loss ultimately realized upon sale of the assets.
We perform a review of our estimate of residual value of our direct financing leases at least annually to determine whether there has been an other than temporary decline in the current estimate of residual value of the underlying real estate assets (i.e., the estimate of what we could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value, that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
principal rather than as revenue. While an evaluation of potential impairment of real estate accounted for under the operating method is determined by a change in circumstances, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met. Changes in circumstances include, but are not limited to, vacancy of a property not subject to a lease and termination of a lease. We may also assess properties for impairment because a lessee is experiencing financial difficulty and because management expects that there is a reasonable probability that the lease will be terminated in a bankruptcy proceeding or a property remains vacant for a period that exceeds the period anticipated in a prior impairment evaluation.
Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost as equity investments and are subsequently adjusted for our proportionate share of earnings and cash contributions and distributions. On a periodic basis, we assess whether there are any indicators that the value of equity investments may be impaired and whether or not that impairment is other than temporary. To the extent impairment has occurred, the charge is measured as the excess of the carrying amount of the investment over the fair value of the investment.
When we identify assets as held for sale, we discontinue depreciating the assets and estimate the sales price, net of selling costs, of such assets. If in our opinion, the net sales price of the assets which have been identified for sale is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that we have adopted a plan to sell an asset but have not entered into a sales agreement, we will make judgments of the net sales price based on current market information. We will continue to review the initial valuation for subsequent changes in the fair value less cost to sell and will recognize an additional impairment charge or a gain (not to exceed the cumulative loss previously recognized.) If circumstances arise that previously were considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.
Provision for Uncollected Amounts from Lessees
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (25 lessees represented more than 75% of annual rental income during 2005), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. We generally recognize a provision for uncollected rents and other tenant receivables and measure our allowance against actual arrearages. For amounts in arrears, we make subjective judgments based on our knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Fair Value of Assets and Liabilities
In 2002, we acquired a subordinated interest in a mortgage trust that consists of limited recourse loans on 62 properties that we own or three of our affiliates own. The fair value of the interests in the trust is determined using a discounted cash flow model with assumptions of market rates and the credit quality of the underlying lessees. If there are adverse changes in either market rates or the credit quality of the lessees, the model and, therefore, the income recognized from the subordinated interests and the fair value would be adjusted.
We measure derivative instruments, including certain derivative instruments embedded in other contracts, if any, at fair value and record them as an asset or liability, depending on our right or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings (i.e., the forecasted event occurs). For derivatives designated as cash flow hedges, the effective portions of the derivatives are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in the fair value of derivative instruments not designated as hedging and ineffective portions of hedges are recognized in earnings in the affected period. To determine the value of warrants for common stock which are classified as derivatives, various estimates are included in the options pricing model used to determine the value of a warrant.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (Continued)
(in thousands except share and per share amounts)
Recent Accounting Pronouncements
In March 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” refers to a legal obligation (pursuant to existing laws or by contract) to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was effective no later than fiscal years ending after December 15, 2005. We adopted FIN 47 as required effective December 31, 2005 and the initial application of this Interpretation did not have a material effect on our financial position or results of operations.
In June 2005, the Emerging Issues Task Force issued EITF 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). The scope of EITF 04-05 is limited to limited partnerships or similar entities that are not variable interest entities under FIN 46(R). The Task Force reached a consensus that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner shall account for its investment in the limited partnership using the equity method of accounting. EITF 04-05 was effective immediately for all arrangements created or modified after June 29, 2005. For all other arrangements, application of EITF 04-05 is required effective for the first reporting period in fiscal years beginning after December 15, 2005 (i.e., effective January 1, 2006 for the Company) using either a cumulative-effect-type adjustment or using a retrospective application. We do not believe that the adoption of EITF 04-05 will have a material impact on our financial position or results of operations.
In October 2005, the FASB issued Staff Position No. 13-1 “Accounting for Rental Costs Incurred during a Construction Period” (“FSP FAS 13-1”). FSP FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during the construction period. FSP FAS 13-1 makes no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense, allocated over the lease term in accordance with SFAS No. 13 and Technical Bulletin 85-3. FSP FAS 13-1 is effective for the first reporting period beginning after December 15, 2005. We adopted FSP FAS 13-1 as required on January 1, 2006 and the initial application of this Staff Position did not have a material impact on our financial position or results of operations.